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                                                                     EXHIBIT 3.1


                          AMENDED AND RESTATED CHARTER
                                       OF
                               REGAL CINEMAS, INC.


                  The undersigned corporation under the Tennessee Business Corporation Act, adopts the following restated charter:

                  1. The name of the corporation is Regal Cinemas, Inc.

                  2. The corporation is for profit.

                  3. The street address of the corporation's principal office is:

                             7132 Commercial Park Drive
                             Knoxville, Tennessee  37918
                             County of Knox.

                  4. (a)     The name of the corporation's registered agent is
Corporation Service Company.

                     (b) The street address of the corporation's registered office in Tennessee is:

                             500 Tallan Building
                             Two Union Square
                             Chattanooga, TN  37402

                  5. The corporation is authorized to issue two classes of stock in the following number of shares: (i) 500,000,000 shares of common stock, no par value (the "Common Stock"), and (ii) 100,000,000 shares of preferred stock, no par value (the "Preferred Stock").

                  The preferences, limitations and relative rights of the above two classes of stock shall be as follows:

                  A.  Preferred Stock.

                  (1) Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each such series shall be given a distinguishing designation. All shares of any one series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of such series, with those of other shares of Preferred Stock.

                  (2) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of such series and preferences, limitations and relative rights of the shares of such series, including the following:



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                           (a) The distinctive designation and number of shares
         comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

                           (b) The voting rights, if any, which shares of that series shall have, which may be special, conditional, limited or otherwise;

                           (c) The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property rights, or in shares of the corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series or over the Common Stock;

                           (d) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable, whether they shall be redeemable at the option of the corporation, the stockholder or another person, the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates), whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events and whether such amount shall be paid in cash, indebtedness, securities or other property rights, including securities of any other corporation;

                           (e) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms of and amount payable into such sinking fund;

                           (f) The rights to which the holders of the shares shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series or over the Common Stock in any such event;

                           (g) Whether the shares of that series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, including securities of another corporation, and if so, the terms and conditions of such conversion or exchange, including the rate or rates of



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         conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event or events upon or after which they shall be convertible or exchangeable, and whether they shall be convertible or exchangeable at the option of the corporation, the shareholder or another person, and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares of similar event;

                           (h) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

                           (i) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article 5 and to the full extent now or hereafter permitted by the laws of the State of Tennessee.

                           Before issuing any shares of a series of Preferred Stock, the corporation shall deliver to the Secretary of State for filing Articles of Amendment, which shall be effective without shareholder action, that set forth (a) the name of the corporation, (b) the text of the amendment determining the terms of the series, (c) the date it was adopted and (d) a statement that the amendment was duly adopted by the Board of Directors.

                           A series of Preferred Stock was designated by the
Board of Directors on May 26, 1998 as follows:

                           (1) Designation. The designation of a series of Preferred Stock, no par value, shall be "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock") consisting of 16,000 shares. The liquidation preference of the Series A Convertible Preferred Stock shall be $50,000 per share (the "Liquidation Preference"), which value does not represent a determination by the Board of Directors for the purposes of the capital accounts.

                           (2) Rank. The Series A Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to the Common Stock, no par value (the "Common Stock"), of the Corporation. (All equity securities of the



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                  Corporation to which the Series A Convertible Preferred Stock ranks prior, including the Common Stock, are collectively referred to herein as the "Junior Securities", all equity securities of the Corporation with which the Series A Convertible Preferred Stock ranks on a parity are collectively referred to herein as the "Parity Securities" and all equity securities of the Corporation (other than convertible debt securities) to which the Series A Convertible Preferred Stock ranks junior, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, are collectively referred to herein as the "Senior Securities".) The Series A Convertible Preferred Stock shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities.

                           (3) Dividends. (i) The holders of the shares of
                  Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 12% of the Liquidation Preference per share per annum, and no more. Such dividends shall be payable in annual payments on each anniversary of the first date on which any shares of Series A Convertible Preferred Stock shall be issued (the "Date of Initial Issuance"), commencing with the first such anniversary date (each of such dates, a "dividend payment date"), in preference to dividends on the Junior Securities. Such dividends shall be paid to the holders of record at the close of business on the day immediately preceding the dividend payment date (each of such dates, a "dividend payment record date"). Each of such annual dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the previous dividend payment date, except that, with respect to the first dividend, such dividend shall accrue from the Date of Initial Issuance. Dividends payable for any partial dividend period shall be calculated on the basis of a 360-day year and the actual number of days elapsed in the period for which payable. Notwithstanding anything herein to the contrary, no dividends shall be paid or payable on shares of Series A Convertible Preferred Stock to the extent such shares are converted pursuant to paragraph (5) prior to the first dividend payment date.

                           (ii)     All dividends paid with respect to
                  shares of the Series A Convertible Preferred Stock pursuant to paragraph (3)(i) shall be paid pro rata to the holders entitled thereto.

                           (iii) No full dividends shall be declared by the



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                  Board of Directors or paid or set apart for payment by the
                  Corporation on any Parity Securities, nor shall the Corporation make any distribution in respect of any Parity Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment on the Series A Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment, or setting apart for payment, of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Series A Convertible Preferred Stock and any other Parity Securities, all dividends or distributions declared upon shares of the Series A Convertible Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends or distributions declared per share of the Series A Convertible Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Convertible Preferred Stock and such Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Convertible Preferred Stock or any other Parity Securities which may be in arrears. Any dividend not paid pursuant to paragraph (3)(i) hereof or this paragraph (3)(iii) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in paragraph (3)(i) hereof.

                           (iv) (a) Holders of shares of the Series A
                  Convertible Preferred Stock shall be entitled to receive the dividends provided for in paragraph (3)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                           (b)  So long as any shares of the Series A
                  Convertible Preferred Stock are outstanding, the Board of Directors shall not declare, and the Corporation shall not pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any of the Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any of the Junior



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                  Securities or Parity Securities), or make any distribution in respect of the Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities or Parity Securities (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible or exchangeable into any of the Junior Securities or Parity Securities) unless prior to or concurrently with such declaration, payment, setting apart for payment, repurchase, redemption or other retirement or distribution, as the case may be, all accrued and unpaid dividends on shares of the Series A Convertible Preferred Stock not paid on the dates provided for in paragraph (3)(i) hereof (including accrued dividends not paid by reason of the terms and conditions of paragraph (3)(iii) hereof) shall have been or be paid.

                           (v) Subject to the foregoing provisions of this paragraph (3), the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior securities or Parity Securities, and may repurchase, redeem or otherwise retire any of the Junior Securities or Parity Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities or Parity Securities, and the holders of the shares of the Series A Convertible Preferred Stock shall not be entitled to share therein.

                           (4) Liquidation Preference.  (i)  In the event of
                  any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to the Liquidation Preference for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date of liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series A Convertible



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                  Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Convertible Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full. Except as provided in this paragraph (4)(i), holders of Series A Convertible Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

                           (ii) For the purposes of this paragraph (4), neither
                  the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations nor the consolidation or merger of one or more corporations with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

                           (5) Conversion. (i) (a) Upon the terms and in the manner set forth in this paragraph (5) and subject to the provisions for adjustment contained in paragraph (5)(vi), each share of the Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof at any time upon surrender to the Corporation of the certificates for the shares to be converted, into a number of fully paid and nonassessable shares of Common Stock equal to the aggregate Liquidation Preference of the Series A Convertible Preferred Stock to be converted divided by a conversion price of $50,000 (as such conversion price may be adjusted in accordance with paragraph (5), the "Conversion Price").

                           (b) In order to convert shares of the Series A Convertible Preferred Stock pursuant to paragraph (5)(i)(a), the holder thereof shall (1) deliver a properly completed and duly executed written notice of election to convert specifying the number of shares of the Series A Convertible Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued to the Corporation at its principal office or at the office of the agency which may be maintained for such purpose and identified in written a notice to the holders of the shares of Series A Convertible Preferred Stock (the "Conversion Agent", which term, if the Corporation determines to act in such capacity, shall include the Corporation in such



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                  capacity), (2) surrender the certificate for such shares of
                  Series A Convertible Preferred Stock to the Conversion Agent, accompanied, if so required by the Conversion Agent, by a written instrument or instruments of transfer in form reasonably satisfactory to the Conversion Agent duly executed by the holder or his attorney duly authorized in writing, and
                  (3) pay any transfer tax or similar tax required by paragraph
                  (5)(viii).

                           (ii) (a) Upon the terms and in the manner set
                  forth in this paragraph (5) and subject to the provisions for adjustment contained in paragraph (5)(vi), at the close of business on the seventh day after the Date of Initial Issuance, without any action on the part of the Corporation or the holders of shares of Series A Convertible Preferred Stock, each share of Series A Convertible Preferred Stock issued and outstanding immediately prior to such day shall automatically be converted into a number of fully paid and nonassessable shares of Common Stock equal to the aggregate Liquidation Preference of the Series A Convertible Preferred Stock then converted divided by the Conversion Price.

                           (b) In order to receive the certificate or
                  certificates representing the shares of Common Stock into which the Series A Convertible Preferred Stock shall have been converted, as provided in paragraph (5)(ii)(a), the holder thereof shall (1) surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock to the Conversion Agent (which shall be deemed to be the Corporation, unless the Corporation shall have identified another person to act in such capacity by written notice to the holders of the shares of Series A Convertible Preferred Stock), accompanied, if so required by the Conversion Agent, by a written instrument or instruments of transfer in form reasonably satisfactory to the Conversion Agent duly extended by the holder or his attorney duly authorized in writing, and (2) pay any transfer or similar tax required by paragraph (5)(viii).

                           (iii) (a) Conversion shall be deemed to have been
                  effected at the close of business on the date (the "Conversion Date") (1) in the case of conversion pursuant to paragraph
                  (5)(i), on which the Conversion Agent shall have received the notice of election to convert, the surrendered certificate, any required payments and all other required documents, or (2) in the case of conversion pursuant to paragraph (5)(ii), at the time specified in paragraph (5)(ii). Immediately upon conversion, the rights of the holders of converted shares of Series A Convertible Preferred



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                  Stock shall cease and the persons entitled to receive the
                  shares of Common Stock upon the conversion of such shares of Series A Convertible Preferred Stock shall be treated for all purposes as having become the beneficial owners of such shares of Common Stock. Conversion shall be at the Conversion Price in effect on the Conversion Date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record of the Common Stock at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price (as adjusted after the Conversion Date pursuant to paragraph (5)(vi) for any event requiring such adjustment which occurs on or prior to the close of business on such next succeeding day) in effect on the Conversion Date.

                           (b)  As promptly as practicable after the
                  Conversion Date, subject to the receipt by the Conversion Agent of the certificates formerly representing the converted shares of Series A Convertible Preferred Stock, the Corporation shall deliver or cause to be delivered at the office or agency of the Conversion Agent, to or upon the written order of the holder of the surrendered shares of Series A Convertible Preferred Stock, a certificate or certificates representing the number of fully paid and nonassessable shares of Common Stock into which such shares of Series A Convertible Preferred Stock have been converted in accordance with the provisions of this paragraph (5).

                           (c) Upon the surrender of a certificate representing shares of Series A Convertible Preferred Stock that is converted in part, the Corporation shall issue or cause to be issued to the holder a new certificate representing shares of Series A Convertible Preferred Stock equal in number to the unconverted portion of the shares of Series A Convertible Preferred Stock represented by the certificate so surrendered.

                           (iv) [Reserved.]

                           (v) The holders of shares of Series A Convertible Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such dividend payment date.

                           (vi) The Conversion Price shall be subject to



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                  adjustment from time to time as follows:

                                    (a)  If the Corporation shall, after the
                           effective time of the merger of Screen Acquisition Corp. and Monarch Acquisition Corp. with and into the Corporation (the "Effective Time"), (w) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to all holders of its Common Stock in shares of Common Stock, (x) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (y) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (z) issue by reclassification of its shares of Common Stock other securities of the Corporation, then the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any shares of Series A Convertible Preferred Stock thereafter converted shall be entitled to receive the number and kind of shares of Common Stock or other securities that the holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Convertible Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (5)(vi)(a) shall become effective immediately after the record date for the dividend payment, subdivision, combination or issuance, if any, or, if there is no such record date, then on the date of such event. Such adjustments shall be made successively.

                                    (b)  If the Corporation shall, after the
                           Effective Time, issue to all holders of its Common Stock rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock at a price per share that is lower than the then current market price per share of Common Stock (as defined in paragraph (5)(vi)(e) below) at the record date mentioned below, the Conversion Price shall be adjusted in accordance with the following formula:




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                                                  ( N x P )
                                                    -----
                                    AC = C x  O + (   M   )
                                              -------------
                                                    O + N

                           where

                                    AC = the adjusted Conversion Price.

                                    C  = the current Conversion Price.

                                    O  = the number of shares of Common Stock
                                         outstanding on the record date.

                                    N  = the number of additional shares of
                                         Common Stock offered.

                                    P  = the offering price per share of the
                                         additional shares.

                                    M  = the current market price per share of
                                         Common Stock on the record date.

                           The adjustment shall be made successively whenever any such rights, options, warrants or convertible or exchangeable securities are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, options, warrants or convertible or exchangeable securities. Upon the expiration of any such rights, options, warrants or convertible or exchangeable securities, if any thereof shall not have been exercised, then the Conversion Price shall be increased by the amounts of the initial adjustment of the Conversion Price pursuant to this paragraph
                           (5)(vi) in respect of such expired rights, options, warrants or convertible or exchangeable securities.

                                    (c)     If the Corporation shall, after the
                           Effective Time, distribute to all holders of its outstanding Common Stock any shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (including shares of capital stock of a subsidiary of the Corporation, but excluding dividends or distributions referred to in paragraphs (5)(vi)(a) and (b) above) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in paragraph (5)(vi)(b) above) or shall repurchase (including any repurchase by a subsidiary of the Corporation) shares of the Corporation's outstanding Common Stock for per share consideration that is greater than the then current market price share of Common Stock (as



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                  defined in paragraph (5)(vi)(e) below) immediately prior to such repurchase (in which event the aggregate amount so paid in excess of the aggregate current market price per share of all the Common Stock divided by the number of outstanding shares of Common Stock prior to such repurchase shall be considered a distribution of assets to all holders of Common Stock pursuant to this paragraph) (any of the foregoing being hereinafter in this paragraph (5)(vi) called the "Securities or Assets"), then in each such case, unless the Corporation elects to reserve shares or other units of such Securities or Assets for distribution to the holders of the Series A Convertible Preferred Stock upon the conversion of the shares of Series A Convertible Preferred Stock so that any such holder converting shares of Series A Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities or Assets which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities or Assets, converted its shares of Series A Convertible Preferred Stock into Common Stock, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (as defined in paragraph (5)(vi)(e) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) of the portion of such Securities or Assets so distributed or applicable to one share of Common Stock, as the case may be, and of which the denominator shall be the current market price per share of the Common Stock on such record date. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution, except as provided in paragraph
                  (5)(vi)(k) below.

                           (d) If the Corporation shall, after the Effective
                  Time, sell and issue any shares of Common Stock, rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding (i) shares of Common Stock, rights, options, warrants or convertible or



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                  exchangeable securities containing the right to subscribe for or purchase shares of Common Stock issued in any of the transactions described in paragraphs (a) and (b) above; (ii) stock options and shares of Common Stock issued to, or issuable upon the exercise of stock options granted to or to be granted to, employees or directors of the Corporation or its subsidiaries; (iii) shares of Common Stock issuable upon exercise of warrants previously issued; and (iv) shares issued upon conversion of shares of Series A Convertible Preferred Stock), at a price per share (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total amount received or receivable by the Corporation in consideration of the sale and issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise or conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that is lower than the then current market price per share of Common Stock (as defined in paragraph (5)(vi)(e) below) immediately prior to such sale and issuance, then in each case the Conversion Price shall be adjusted so that it equals "AC" as determined pursuant to the formula set forth in paragraph 5(vi)(b). For the purposes of such adjustments, the shares of Common Stock which the holder of any such rights, options, warrants, or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale and issuance, and the consideration received or receivable by the Corporation therefor shall be deemed to be the consideration received or receivable by the Corporation (plus any discounts or commissions in connection therewith) for such rights, options, warrants or convertible or exchangeable securities, plus the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock purchasable thereby. In case the Corporation shall (i) sell and issue shares of Common Stock for consideration consisting, in whole or in part, of property other than cash or its equivalent or (ii) sell and issue shares of Common Stock together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share" and the "consideration received or receivable by the Corporation" for purposes of the first sentence and the immediately preceding sentence of this paragraph (5)(vi)(d), the Board of Directors shall determine, in its discretion, the fair value of said property or the shares of Common Stock then being sold as part of such unit, as the case may be, and such determinations, if made in good faith, shall be conclusive. The adjustment shall be made successively whenever any such shares of Common Stock, rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock are issued for less then the current market price, subject to the exceptions noted above, and shall become effective immediately after the issue date.

                           Notwithstanding the foregoing, no adjustments of any
                  kind under this paragraph (5)(vi)(d) shall be made with respect to the sale and issuance by the Corporation of any shares of Common Stock, rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock in connection with either (1) an underwritten public offering or (2) any transaction as to which the Corporation has received a written opinion of a nationally recognized investment bank stating that the transaction is fair to the Corporation from a financial point of view.

                           (e) For the purposes of any computation under
                  paragraphs (5)(vi)(b), (c) and (d), "the current market price per share" of Common Stock at any date shall be deemed to be the then current Conversion Price (before giving effect to any adjustment with respect to which the current market price per share is being determined).

                           (f) No adjustment in the Conversion Price shall be
                  required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this paragraph (5)(vi)(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (5)(vi) shall be made to the nearest one-hundredth of a cent or to the nearest one-hundredth of a share, as the case may be.

                           (g) If the Corporation shall, after the Effective
                  Time, be a party to any transaction (including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Corporation with or into any other person or any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any compulsory share exchange) pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets, then appropriate provision shall be made as part of the terms of such transaction whereby (1) in the case of any such transaction not constituting a Common Stock Fundamental Change (as defined in paragraph (5)(vi)(i)) and subject to funds being legally available therefor at the time of such conversion, the holder of each share of Series A Convertible Preferred Stock then outstanding shall thereafter have the right to convert such share only into the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock might have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change (as defined in paragraph (5)(vi)(i)), to any adjustment in the Conversion Price required by the provisions of paragraph (5)(vi)(h)(I) and (2) in the case of a Common Stock Fundamental Change, the holder of each share of Series A Convertible Preferred Stock then outstanding shall thereafter have the right to convert such share only into common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of paragraph
                  (5)(vi)(h)(II). The Corporation or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph
                  (5)(vi). The above provisions shall similarly apply to successive transactions of the type described in this paragraph (5)(vi)(g).

                           (h) Notwithstanding any other provision in this paragraph (5)(vi) to the contrary, if any Fundamental Change (as defined in paragraph (5)(vi)(i)) occurs after the Effective Time, then the Conversion Price in effect will be adjusted immediately after such Fundamental Change (which for purposes of such adjustment shall be deemed to occur on the earlier of the occurrence of such Fundamental Change and the date, if any, fixed for determination of shareholders entitled to receive the cash, securities, property or other assets distributable in such Fundamental Change to holders of the Common Stock) as described below:

                                   (I) In the case of a Non-Stock Fundamental
                           Change, the Conversion Price immediately following such Non-Stock Fundamental Change shall be the lower of (A) the Conversion Price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this paragraph (5)(vi), and (B) the product of (1) the Applicable Price (as defined in paragraph (5)(vi)(i)) and (2) a fraction, the numerator of which is $50,000 and the denominator of which is (x) $50,000 plus (y) an amount equal to accrued and unpaid cumulative dividends thereon to but excluding the date of such Non-Stock Fundamental Change.

                                   (II) In the case of a Common Stock
                           Fundamental Change, the Conversion Price immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this paragraph (5)(vi), multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined in paragraph (5)(vi)(i)) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A)

                           100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for such common stock (and any cash paid with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Price immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

                      (i)  For purposes of this paragraph (5):

                                    "Applicable Price" shall mean (i) in the
                           event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the current market price per share (as defined in paragraph (5)(vi)(e)) of Common Stock on the date fixed for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such date, as of the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets.

                                    "Common Stock Fundamental Change" shall mean
                           any Fundamental Change in which more than 50% by value (as determined in good faith by the Board of Directors of the Corporation) of the consideration received by the holders of Common Stock pursuant to such transaction consists of common stock that, for the 20 consecutive trading days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market (or any successor system); provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series A Convertible Preferred Stock continue to exist as outstanding shares of Series A Convertible Preferred Stock or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series A Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding directly or indirectly to the business of the Corporation, which convertible preferred stock has powers, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions the same as those of the Series A Convertible Preferred Stock.

                                    "Fundamental Change" shall mean the
                           occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of any series of transactions or events, for purposes of adjustment of the Conversion Price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Corporation shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transaction or event as a result of which more than 50% of the Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (x) any such transactions or events in which the Corporation and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event or (y) any such transaction or event in which the holders of Common Stock receive securities of an issuer other than the Corporation if, immediately following such transaction or event, such holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.

                                    "Non-Stock Fundamental Change" shall mean
                           any Fundamental Change other than a Common Stock Fundamental Change.

                                    "Purchaser Stock Price" shall mean, with
                           respect to any Common Stock Fundamental Change, the average of the daily closing prices for one share of the common stock received in such Common Stock Fundamental Change for the 20 consecutive trading days immediately prior to the date fixed for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such date, the date upon which the holders of the Common Stock shall have the right to receive such common stock.

                           (j) For the purposes of this paragraph (5)(vi) and
                  paragraph (5)(ix), the term "shares of Common Stock" shall mean (x) the class of stock designated as the Common Stock of the Corporation at the date hereof or (y) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraphs
                  (5)(vi)(a) or (c) above, the holders of Series A Convertible Preferred Stock shall become entitled to receive any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series A Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Series A Convertible Preferred Stock contained in this paragraph (5)(vi).

                           (k) Notwithstanding the foregoing, in any case in
                  which this paragraph (5)(vi) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Series A Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion before giving effect to such adjustment.

                  (vii) Whenever the Conversion Price is adjusted as herein provided, the Chief Financial Officer of the Corporation shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a certificate setting forth such adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, which certificate shall be conclusive evidence of the correctness of the adjustment. A copy of such certificate shall be filed promptly with the Conversion Agent. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Convertible Preferred Stock at his last address as shown on the stock books of the Corporation.

                  (viii) The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series A Convertible Preferred Stock pursuant to this paragraph (5); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Series A Convertible Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (ix) (a) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its issued Common Stock held in its treasury, or both, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of the Series A Convertible Preferred Stock.

                  (b) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

                  (6) Voting Rights. (i) The holders of record of shares of Series A Convertible Preferred Stock shall not be entitled to any voting rights except as required by law.

                  (ii) (a) The creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities, (b) the creation of any indebtedness of any kind of the Corporation, or (c) the increase or decrease in the amount of authorized capital stock of any class, including Preferred Stock, shall not require the consent of the holders of Series A Convertible Preferred Stock and shall not be deemed to affect materially and adversely the rights, preferences, privileges or voting rights of shares of Series A Convertible Preferred Stock.

                  (7) Limitations. Except as may otherwise be required by law, the shares of Series A Convertible Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Restated Charter of the Corporation.

                  B.       Common Stock

                           Each share shall be entitled to one vote. No holder
                  of any Common Stock of the corporation, now or hereafter authorized, shall have any right, as such holder, to purchase, subscribe for or otherwise acquire any shares of stock of the corporation, or any securities or obligations convertible into, or exchangeable for, or any right, warrant or option to purchase, any shares of any class which the corporation may at any time hereafter issue or sell, whether now or hereafter authorized, but any and all such stock, securities, obligations, rights, warrants or options may be issued and disposed of by the Board of Directors to such persons, firms or corporations, and for such lawful consideration and on such terms as the Board of Directors in its discretion may, from time to time, determine, without first offering the same to the shareholders of the corporation.

                  6. The shareholders of the corporation shall not have preemptive rights.

                  7. The Board of Directors shall consist of not less than nine and not more than thirteen directors, each of whom shall hold office until the annual meeting next following his election to the Board of Directors and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class.

                  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at any annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Charter applicable thereto, and such directors so elected shall not be divided into class pursuant to this Article 7 unless expressly provided by such terms. In the event of a vacancy among the directors so elected by the holders of preferred stock, the remaining preferred directors may fill the vacancy for the unexpired term.

                  The Board of Directors, acting by majority vote, may amend or repeal the By-Laws of the Corporation; provided that no such amendment or repeal shall be effective unless it is approved and adopted in accordance with that certain Stockholders' Agreement, dated as of May 27, 1998, by and among the

Corporation, Regal Equity Partners, L.P., KKR 1996 Fund, L.P. and KKR Partners II, L.P., as such agreement may be amended, supplemented or otherwise modified from time to time and so long as such agreement shall be in effect.















            [the remainder of this page is intentionally left blank]

                  8. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Dated: 5/27/98
      ---------

                               REGAL CINEMAS, INC.



                               By: /s/ MICHAEL L. CAMPBELL
                                  ---------------------------------------
                                       Michael L. Campbell
                                       Chairman, Chief Executive Officer
                                       and President